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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

National Medical Health Card Systems, Inc.
  and Subsidiary
Port Washington, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 2, 1998, except for
Note 12 which is as of May 25, 1999, relating to the consolidated financial statements of National Medical Health Card Systems, Inc. and Subsidiary, which is contained in that Prospectus, and of our report dated September 2, 1998, relating to the schedules, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
BDO SEIDMAN, LLP

Melville, New York
July 16, 1999